THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
      AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT EXCEPT UNDER A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

      THIS NOTE IS ISSUED UNDER AND SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT, DATED AS OF THE DATE OF THIS NOTE (THE "PURCHASE AGREEMENT"), BETWEEN THE COMPANY AND THE HOLDER, AS AMENDED FROM TIME TO TIME. THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT.

                          ----------------------------

                          EMISPHERE TECHNOLOGIES, INC.

                            ZERO COUPON NOTE DUE 2006


No. 1                                                  Issue Price:  $20,000,000
                         $363.313 for each $1000 of principal amount at maturity

New York, New York             Original Issue Discount at Maturity:  $35,048,881
July 2, 1999             $636.687 for each $1000 of principal amount at maturity

                          ----------------------------

         For Value Received, EMISPHERE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby promises to pay to ELAN INTERNATIONAL SERVICES, LTD., a company incorporated under the laws of Bermuda, or its successors or registered assigns (the "Holder") or order, the Principal Amount of Fifty-five million, forty-eight thousand, eight-hundred and eighty-one dollars

($55,048,881) on July 2, 2006. This Note shall not bear interest except as specified in this Note. Original Issue Discount will accrue as specified in this Note.

         All payments of Principal of (and premium or interest, if any) on this Note shall be made in lawful money of the United States of America. All cash payments shall be made by wire transfer of immediately available funds to an account designated by the Holder by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Capitalized terms used and not otherwise defined in this Note have the meaning specified in the Purchase Agreement.

         The obligations of the Company under this Note shall rank in right of payment on a parity with all other unsubordinated obligations of the Company for the payment of borrowed money or the purchase price of property. The Note is issued under the Purchase Agreement and is subject to the terms of the Purchase Agreement.

         The following terms shall apply to this Note:

1.    Interest

         1.1 This Note shall not bear interest except as specified in this section. If the Principal Amount or any portion of the Principal Amount is not paid when due (whether upon acceleration as provided in Article 4 of this Note, or upon the Stated Maturity of this Note) then, in each case, the overdue amount shall bear interest at the rate of 17% per annum, compounded semiannually (to the extent that the payment of the interest shall be legally enforceable), which interest shall accrue from the date the overdue amount was due to the date payment of the amount, including interest on it, has been made and shall be payable on demand. The accrual of interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

         1.2 Original Issue Discount (the difference between the Issue Price and the Principal Amount of this Note) in the period during which the Note remains outstanding shall accrue at 15.0% per annum, on a semiannual bond equivalent basis using a 360-day year consisting of twelve 30-day months, commencing on the Issue Date of this Note, and shall cease to accrue on the earlier of (i) the date on which the Principal Amount of this Note becomes due and payable and (ii) any Redemption Date.

2.    Optional Redemption

         2.1 Prepayment. Upon notice given to the Holder as provided in section 2.2, the Company, at its option, may prepay all or any portion of this Note, at any time, without penalty or premium, by paying an amount equal to either (a) the full Redemption Price of this Note or (b) the portion of the Redemption Price corresponding to the portion of this Note that the Company calls for prepayment, as the case may be.

         2.2 Notice.

                  (a) The Company may give written notice of prepayment in cash of this Note or any portion of it, not less than 3 nor more than 60 days before the date the Company fixes for the prepayment. Notice of the prepayment shall be given in the manner specified in Section 7.2 of this Note.

                  (b) Upon notice of prepayment, the Company covenants and agrees that it shall prepay, on the date it fixes for prepayment (a "Redemption Date"), the portion of the outstanding Principal Amount it calls for prepayment.

         2.3 Interest. Unless the Company defaults in payment of the Redemption Price, Original Issue Discount on the portion of the Note called for redemption and interest, if any, will cease to accrue on and after the Redemption Date.

3.    Covenants

         Until the payment by the Company of all principal of, and interest (if any) on, this Note and all other amounts due at the time of payment of such principal and interest, if any, to the Holder, the Company covenants and agrees as follows:

         3.1 Payment of Notes. The Company shall promptly make all payments in respect of the Note on the dates and in the manner provided in this Note.

         3.2 Payment of Obligations. The Company will pay and discharge, and will cause each Significant Subsidiary to pay and discharge, all material obligations and liabilities, including tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

         3.3 Maintenance of Property; Insurance.

                  (a) The Company will keep, and will cause each Significant Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

                  (b) The Company will maintain, and will cause each Significant Subsidiary to maintain, with financially sound and responsible insurance companies, insurance in at least those amounts and against those risks as it reasonably believes is adequate for the conduct of its businesses and the value of its properties.

         3.4 Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.

         3.5 Compliance with Laws. The Company will comply, and will cause each Significant Subsidiary to comply, in all material respect with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts except (i) where compliance is contested in good faith by appropriate proceedings or (ii) where non-compliance could not be reasonably expected to have a material adverse effect on the business, financial condition, performance or properties of the Company and its Significant Subsidiaries, taken as a whole.

         3.6 Books and Records. The Company shall, and shall cause each of its Significant Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Significant Subsidiary, in accordance with U.S. generally accepted accounting principles consistently applied to the Company and its Significant Subsidiaries, taken as a whole.

         3.7 Inspection. The Company will permit representatives of the Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies of or abstracts from these records, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.

         3.8 Withholding Taxes. All payments made by the Company under or with respect to the Note shall be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes (excluding net income Taxes imposed on the Holder as a result of a present or former connection between the United States and such Holder (except a connection arising from such Holder having delivered, executed or performed its obligations or received a payment under, or enforced, this Note)). If any such Taxes are levied or imposed on such payments, the Company agrees to pay on behalf of the Holder the full amount of such Taxes to the appropriate authority in accordance with applicable law. Neither the Holder nor the Company will take any action that is reasonably likely to result in the imposition of Taxes on payments made under or with respect to the Note. In addition, the Holder and the Company agree to use commercially reasonable efforts to cooperate with each other to prevent the imposition of Taxes on payments made under or with respect to the Note. Without prejudice to the Company's obligation to make payments under or with respect to the Note free and clear of, and without withholding or deduction for or an account of, any present or future Taxes, the Holder agrees to provide the Company with a complete, manually-signed copy of Internal Revenue Service Form W-8 (or successor form) on or before the date any such form previously provided becomes obsolete and promptly after the occurrence of any event requiring a change in the most recent form delivered to the Company, certifying that the Holder is entitled to complete exemption from withholding Tax on payments made under or with respect to the Note, provided that the Holder is legally able to provide such form. If the Company pays any Tax on behalf of the Holder in accordance with the provisions of this Section 3.8, the Holder and the Company agree to use commercially reasonable efforts to cooperate with each other in obtaining a refund of such Taxes. If such efforts do not secure a full refund of such Taxes, the Holder agrees to pay the Company an amount equal to 70 percent of the Tax paid and not refunded by the Company on the Holder's behalf.

         3.9 Further Instruments and Acts. Upon request of the Holder, the Company will execute and deliver any further instruments and do any further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Note.

4.    Defaults and Remedies

         4.1 Events of Default. Each of the following shall be an "Event of Default":

                  (a) Failure to Pay Principal. The Company fails to pay the Principal Amount or the Redemption Price when due, whether at maturity, upon redemption or otherwise, as applicable;

                  (b) Breach of Covenant. The Company defaults in the observance or performance of any agreement, covenant, term or condition contained in this Note or the Purchase Agreement (other than those referred to in Section 4.1(a)) and the failure continues for 30 days after receipt by the Company of notice of a default;

                  (c) Breach of Representation and Warranty. Any material representation or warranty of the Company made in this Note or in the Purchase Agreement shall be false or misleading in any material respect when made;

                  (d) Default under License Agreement. The Company fails to perform or observe any other agreement, covenant, term or condition contained in the License Agreement;

                  (e) Certain Voluntary Proceedings. The Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or later in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property, or shall consent to any relief of that kind or to the appointment of or taking possession by any official in an involuntary case or proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due; or

                  (f) Certain Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or later in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

         4.2 Remedies.

                  (a) If an Event of Default (other than an Event of Default specified in paragraph (e) or (f) of Section 4.1) occurs and is continuing, the Holder, by notice to the Company, may declare the Issue Price and accrued Original Issue Discount through the date of declaration on the Note to be immediately due and payable. Upon a declaration of that kind, the Issue Price and accrued Original Issue Discount shall become and be due and payable immediately. If an Event of Default specified in paragraphs (e) and (f) of
Section 4.1 occurs and is continuing, the Issue Price and accrued Original Issue Discount on the Note shall become and be immediately due and payable without any declaration or other act on the part of any Holder. The Holder by notice to the Company, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the Issue Price and accrued Original Issue Discount (or accrued and unpaid interest) that have become due solely as a result of acceleration. No rescission shall affect any subsequent or other Default or Event of Default or impair any consequent right.

                  (b) If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of the Issue Price and accrued Original Issue Discount on the Note or to enforce the performance of any provision of the Note.

                  (c) A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

                  (d) The Company covenants (to the extent it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law whenever enacted, now or at any time after the Issue Date in force, which would prohibit or forgive the Company from paying all or any portion of the Principal Amount or Redemption Price, in each case, in respect of this Note, or any interest on those amounts, as contemplated in this Note, or which may affect the covenants or the performance of this Note; and the Company (to the extent it may lawfully do so) expressly waives all benefit or advantage of any law of this type, and covenants that it will not hinder, delay or impede the execution of any power granted in this Note to the Holder, but will suffer and permit the execution of every power as though no law of this type had been enacted.

                  (e) If an Event of Default occurs and is continuing, the Holder, by notice to the Company, may require the Company to enter into a non-exclusive, royalty-free license to all intellectual property rights (including, but not limited to, patent and know-how rights) of the Company and its Affiliates relating to all heparin technology and products.

5.    Successor Corporation

         5.1 The Company shall not consolidate with, amalgamate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

                  (a) (i) the Company shall be the continuing Person, or (ii) the Person (if other than the Company) formed by the consolidation or amalgamation or into which the Company is merged or to which the properties and assets of the Company are sold, assigned, transferred, leased, conveyed or otherwise disposed of (in any case, the "Successor Company") shall expressly affirm, in writing, the due and punctual performance of all of the terms, covenants, agreements and conditions of the Note to be performed or observed by the Company, and the obligations shall remain in full force and effect; and

                  (b) immediately before and immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

         5.2 In connection with any consolidation, amalgamation, merger or sale, assignment, transfer, lease, conveyance or other disposition of assets, the Company shall deliver, or cause to be delivered, to the Holder an Opinion of Counsel stating that (i) the consolidation, amalgamation, merger or sale, assignment, transfer, lease, conveyance or other disposition of assets complies with this article, (ii) all conditions precedent in this article relating to the transaction or transactions have been complied with and (iii) the affirmation required by this article has been duly authorized, executed and delivered by the Successor Company and the Note is a valid and legally binding obligation of the Successor Company enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization and similar laws affecting the rights and remedies of creditors generally and general equitable principles).

         5.3 For purposes of this article, the transfer (by sale, assignment, lease, conveyance or other disposition, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         5.4 Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this article, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note with the same effect as if the Successor Company had been named as the Company in the Note.

6.    Definitions

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the above.

         "Business Day" means any day (other than a Saturday or Sunday) on which institutions in The City of New York are not authorized or obligated by law or executive order to close.

         "Company" means Emisphere Technologies, Inc., a Delaware corporation.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Elan" means Elan Corporation, plc, a company incorporated under the laws of Ireland.

         "Event of Default" has the meaning specified in Section 4.1.

         "Holder" has the meaning set forth on the face of this Note.

         "Issue Date" means the date on which this Note was originally issued or deemed issued as set forth on the face of this Note.

         "Issue Price" means, in connection with the original issuance of this Note, the initial issue price at which this Note is issued as set forth on the face of this Note.

         "JV Agreement" means the Joint Venture Agreement, dated as of September 26, 1996, among Elan, the Company and Ebbisham Limited, a company incorporated under the laws of Ireland.

         "License Agreement" shall mean the License Agreement, dated as of the date of this Note, between the Company and Elan.

         "1933 Act" means the Securities Act of 1933, as amended (or any successor statute), and the rules and regulations of the SEC under it.

         "1934 Act" means the Securities Exchange Act of 1934, as amended (or any successor statute), and the rules and regulations of the SEC under it.

         "Note" means this Zero Coupon Note due 2006, as amended and supplemented from time to time as provided in the Purchase Agreement.

         "Original Issue Discount" means the difference between the Issue Price and the Principal Amount of this Note as set forth on the face of this Note. For purposes of this Note, accrual of Original Issue Discount shall be calculated on a semi-annual bond equivalent basis using a 360 day year consisting of twelve 30-day months.

         "Permitted Transferee" means any Person which is an Affiliate or a subsidiary, including an off-balance sheet special purpose vehicle, of the Holder or its Affiliates.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision of any of them.

         "Principal" or "Principal Amount" means the Principal Amount as set forth on the face of this Note as it may be reduced in accordance with the terms of this Note.

         "Purchase Agreement" has the meaning set forth on the face of this Note.

         "Redemption Date" means a date specified for redemption of this Note in accordance with its terms.

         "Redemption Price" means the Issue Price plus accrued Original Issue Discount and interest, if any, as of the applicable Redemption Date.

         "SEC" means the Securities and Exchange Commission, or any successor organization of it.

         "Significant Subsidiary" means a subsidiary which is a "significant subsidiary" as that term is defined in Rule 1-02 of Regulation S-X of the SEC as in effect on the date of this Note.

         "Stated Maturity" means the seventh anniversary of the date of this Note.

         "Subsidiary" of any specified Person means any corporation, partnership, joint venture, limited liability company, association or other business entity, whether now existing or later organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of its directors, officers or trustees is held by the specified Person or any of its Subsidiaries or (ii) in the case of a partnership, joint venture, limited liability company, association or other business entity, with respect to which the specified Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of the entity by contract or otherwise.

         "Successor Company" has the meaning set forth in Section 5.1(a) of this Note.

         "Taxes" means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related to them) imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency of any of them having power to tax.

         "Voting Stock" means stock of any class or classes, however designated, having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of a Person, other than stock having the power only by reason of the occurrence of a contingency.

7.    Miscellaneous

         7.1 No Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege under this Note shall operate as a waiver under this Note, nor shall any single or partial exercise of any power, right or privilege preclude other or further exercise of any other right, power or privilege. All rights and remedies existing under this Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         7.2 Notices. Any notices or other communications required or permitted under this Note shall be sufficiently given if delivered personally or sent by nationally recognized overnight delivery service or facsimile (receipt confirmed), addressed as follows:

            (a)   if to the Company, to:
                        Emisphere Technologies, Inc.
                        765 Old Saw Mill River Road
                        Tarrytown, New York 10591
                        Telephone:  (914) 347-2220
                        Facsimile:  (914) 347-2498
                        Attention:  Michael M. Goldberg
                  with a copy to:
                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York  10019
                        Telephone:  (212) 373-3000
                        Facsimile:  (212) 757-3990
                        Attention:  John P. McEnroe, Esq.

                  and to:
                        H. Warren Browne, Esq.
                        25 Five Ponds Drive
                        Waccabuc, New York  10597
                        Telephone:  (914) 763-5199
                        Facsimile:  (914) 763-6321

            (b)   if to the Holder, to:
                        Elan International Services, Ltd.
                        102 St. James Court
                        Flatts, Smith's Parish
                        Bermuda FL04
                        Telephone: (441) 292-9169
                        Facsimile: (441) 292-2224
                        Attention: Chief Financial Officer

                  with a copy to:
                        Cahill Gordon & Reindel
                        80 Pine Street
                        New York, New York  10005
                        Telephone:  (212) 701-3000
                        Facsimile:  (212) 269-5420
                        Attention:  William M. Hartnett, Esq.

         All notices shall be deemed to have been received (i) on the date delivered, if delivered by facsimile or personally or (ii) on the second day after the notice is delivered into the possession and control of a nationally recognized overnight delivery service, duly marked for delivery to the receiving party. A party may change the address to which notice or other communication under this Note is to be delivered by giving the other party notice in the manner set forth in this section. If any notice, filing, delivery or payment shall be required by the terms of this Note to be made on a day that is not a Business Day, the notice, filing, delivery or payment shall be made on the immediately succeeding Business Day.

         7.3 Severability. Each provision of this Note shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

         7.4 Amendment Provision. This Note or any of its terms may not be changed, waived, discharged or terminated unless the change, waiver, discharge or termination is in writing signed by the Company and the Holder.

         7.5 Assignability; Successor. This Note shall be binding upon the Company and its successors, and shall inure to the benefit of and be binding upon the Holder and its successors and Permitted Transferees. The Company may not assign any of its rights or delegate any of its obligations under this Note. All agreements of the Company in this Note shall bind its successor.

         7.6 Transfer of Note.

                   (a) This Note has not been and is not being registered under the provisions of the 1933 Act or any state securities laws and this Note may not be transferred unless (1) the transferee is a Permitted Transferee and (2) the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the 1933 Act. Prior to any transfer, the transferee shall have represented in writing to the Company that the transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company deemed relevant by the transferee; that the transferee has been afforded the opportunity to ask questions of the Company concerning the above and has had the opportunity to obtain and review the reports and other information concerning the Company which at the time of the transfer have been filed by the Company with the SEC under the 1934 Act.

                  (b) The Holder may not transfer this Note unless (i) the Holder first physically surrenders this Note to the Company, after which time the Company shall issue and deliver upon the order of the Holder a new note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal Amount of this Note and (ii) the transfer is otherwise in compliance with this section.

         7.7 Enforceable Obligation. The Company represents and warrants that at the time of the original issuance of this Note, it received the full purchase price payable under the Purchase Agreement in an amount at least equal to the Issue Price, and that this Note is an enforceable obligation of the Company which is not subject to any offset, reduction, counterclaim or allowance of any sort, subject to bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         7.8 Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory in form, scope and substance to the Company (and without the requirement to post any bond or other security) or (b) in the case of mutilation, upon surrender and cancellation of this Note, the Company will execute and deliver to the Holder a new Note of like tenor.

         7.9 Entire Agreement. This Note together with the Purchase Agreement constitutes the entire agreement between the Company and the Holder with respect to the transactions contemplated by them.

         7.10 Section and Other Headings. The section and other headings contained in this Note are for reference purposes only and shall not be deemed to be a part of this Note or to affect the meaning or interpretation of this Note.

         7.11 GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED BY THEM.

         In WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                    EMISPHERE TECHNOLOGIES, INC.


                                    By: /s/ Charles Abdalian
                                        --------------------
                                        Name:  Charles Abdalian
                                        Title: Chief Financial Officer

AGREED AND ACKNOWLEDGED:

ELAN INTERNATIONAL SERVICES, LTD.


By: /s/ Kevin Insley
    ----------------
    Name:  Kevin Insley
    Title: President

                                     [NOTE]